Exhibit 99.1
Lucky Strike Entertainment Promotes Bobby Lavan to President and Chief Financial Officer

MIAMI, FL - Lucky Strike Entertainment Corporation (NYSE: LUCK), one of the world's premier location-based entertainment platforms, announced today the promotion of Bobby Lavan to President and Chief Financial Officer. Mr. Lavan, who joined the company in 2023 as Chief Financial Officer and Treasurer, will continue to report to Thomas Shannon, Founder, Chairman, and CEO of Lucky Strike Entertainment, and will assume expanded responsibilities for strategic execution and operational excellence across the company's portfolio.

"Since Bobby joined us in 2023, he has fundamentally transformed how we operate," stated Mr. Shannon. "We brought Bobby in to drive growth and build the institutional infrastructure necessary for our next phase of expansion, and he has delivered on every front. He has built a data-first operating system that gives us unprecedented visibility into our business—from real-time performance metrics to predictive analytics that drive better decision-making at every level of the organization.”

“Bobby has led comprehensive transformations across all our core systems, modernizing infrastructure and deploying AI-driven tools that create competitive advantages. He has brought a heightened focus on process design, where his systematic approach has driven meaningful cost optimization while improving supplier relationships and operational efficiency. His leadership of our AI initiatives is building a best-in-class consumer-facing data infrastructure that will define the guest experience for years to come. Bobby embodies the analytical rigor and operational intensity required to win in this market, and I'm confident that his expanded role as President and CFO will drive sustained value creation for our shareholders.”

Mr. Lavan previously served as Chief Financial Officer of publicly traded companies Bally's Corporation and Turning Point Brands and began his career at The Blackstone Group. He holds a Bachelor of Science in Engineering from the University of Pennsylvania.

As Lucky Strike Entertainment continues to expand its national footprint and invest in the future of location-based entertainment, Mr. Lavan's leadership will help guide the Company's next phase of growth. With more than 360 locations across North America, Lucky Strike Entertainment provides experiential offerings across bowling, amusements, waterparks, and family entertainment centers, creating memorable experiences for millions of guests each year.

About Lucky Strike Entertainment
Lucky Strike Entertainment is one of the world’s premier location-based entertainment platforms. With over 360 locations across North America, Lucky Strike Entertainment provides experiential offerings in bowling, amusements, water parks, and family entertainment centers. The Company also owns the Professional Bowlers Association, the major league of bowling and a growing media property that boasts millions of fans around the globe. For more information on Lucky Strike Entertainment, please visit IR.LuckyStrikeEnt.com.